EXHIBIT 5.1

Opinion of Holland & Knight LLP regarding legality of the Common Stock.

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Holland & Knight LLP | www.hklaw.com

March 11, 2019

RTI Surgical Holdings, Inc.

11621 Research Circle

Alachua, Florida 32615

Re:	Post-Effective Amendment No. 1 to Registration Statements on Form S-8

Ladies and Gentlemen:

We refer to the Post-Effective Amendment No. 1 (the “Amendment”) to registration statements on Form S-8 (File Nos. 333-128232, 333-149418, 333-166543, 333-203861, 333-217702, and 333-224903, collectively, the “Registration Statements”, previously filed by RTI Surgical, Inc., a Delaware corporation (“Old RTI”)), filed today by RTI Surgical Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission for the purpose of updating the Registration Statements. Pursuant to the Amendment, the Company, as successor to Old RTI, expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

As a result of, and in connection with, a holding company reorganization, the Company has assumed from Old RTI the: (i) Regeneration Technologies, Inc. 2004 Equity Incentive Plan; (ii) Tutogen Medical, Inc. 2006 Incentive and Non-Statutory Stock Option Plan; (iii) RTI Biologics, Inc. 2010 Equity Incentive Plan; (iv) RTI Surgical, Inc. 2015 Incentive Compensation Plan; (v) Inducement Restricted Stock Awards and Stock Option Grant to Camille Farhat; and (vi) RTI Surgical, Inc. 2018 Incentive Compensation Plan (collectively, the “Plans”), and all of the outstanding options and equity awards of the Plans. Upon the completion of the holding company reorganization, each outstanding restricted stock award and option to purchase shares of Old RTI common stock was converted into a restricted stock award or option to purchase the same number of shares of the Company’s common stock, with no changes in the option exercise price or other terms and conditions of such options.

In rendering the opinion set forth below, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of: (i) the Amendment; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect; (iii) the Bylaws of the Company, as amended to date and currently in effect; (iv) the Plans; and (v) certain resolutions of the Board of Directors of the Company adopted in connection with the Amendment. We also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; (iv) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents; and (v) that each transaction complies with all tests of good faith, fairness and conscionability required by law.

Based upon the above, and having regard for legal considerations that we deem relevant, it is our opinion that, after the Amendment becomes effective, the shares, when issued and paid for in accordance with the terms of the Plans, will be duly authorized, validly issued, and fully paid and non-assessable.

This opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date of this opinion, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this opinion.

We express no opinion herein as to matters involving the laws of any jurisdiction other than the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP

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